Exhibit 23.1


                      CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated February 23, 1994 relating to the financial statements of Tultex Corporation, which appear in such Prospectus. We also consent to the application of such report to the Financial Statement Schedules for the three years ended January 1, 1994 listed under Item 16(b) of this Registration Statement when such schedules are read in conjunction with the financial statements referred to in our report. The audits referred to in such report also included these schedules. We also consent to the references to us under the headings "Experts" and "Selected Consolidated Financial Data" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Consolidated Financial Data."



PRICE WATERHOUSE LLP

Winston-Salem, North Carolina
January 20, 1995